Exhibit 99.1

CONTACT:

VIVUS, Inc.	The Trout Group
Timothy E. Morris	Ian Clements (SF) 415-392-3385
Chief Financial Officer	Brian Korb (NYC) 646-378-2923

650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Reports First Quarter 2008 Financial Results and Accomplishments

MOUNTAIN VIEW, Calif., May 8, 2008 VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products, today announced its financial results and highlights for the first quarter of 2008.

First Quarter 2008 Results

Total revenue for the first quarter of 2008 was $22.7 million, as compared to $1.7 million for the first quarter of 2007.  The increase in revenue over the first quarter last year was primarily due to the recognition of $20.9 million in deferred license revenue earned from the sale in 2007 of Evamist to K-V Pharmaceutical Company (“K-V”).  MUSE revenues in the quarter of $1.6 million were similar to the same period last year.

License and other revenue will be significant on a quarterly basis until all of the revenue from the sale of Evamist is recognized, currently expected to be May 2009. Since we have received the $150 million in cash from the sale of Evamist and we have no related contingencies, the recognition of license revenue and the corresponding reduction of deferred revenue related to the Evamist sale will have no impact on our cash flows from operations in future periods.

Net loss for the first quarter of 2008 was $7.1 million or $0.12 per share, compared to a net loss of $7.4 million or $0.13 per share for the same period last year. The lower net loss in the first quarter of 2008 as compared to the net loss in the first quarter of 2007 is primarily due to the recognition of the K-V deferred license revenue offset by an increase in operating expenses in the first quarter of 2008. The increase in operating expenses was primarily attributable to spending related to our obesity development program for Qnexa, an investigational product candidate currently in phase 3 clinical trials for obesity and phase 2 clinical trials for diabetes.

VIVUS had cash, cash equivalents and available-for-sale securities of $164.5 million at March 31, 2008, as compared to $179.5 million at December 31, 2007.

“The first quarter of 2008 marked a number of milestones for VIVUS. With our lead investigational compound, Qnexa, fully enrolled ahead of schedule in three phase 3 trials for obesity and the results from our phase 2 diabetes trial anticipated to be out at the American Diabetes Association meeting in June, the next few months are going to be an exciting time for the company,” stated Leland Wilson, president and chief executive officer of VIVUS. “I believe that with our healthy balance sheet, talented team, and strong portfolio of late stage investigational products, we are well positioned to pursue our objectives.”

First Quarter 2008 Highlights

The highlights of the first quarter of 2008 included:

Qnexa for Obesity

•                  Completion of enrollment of the phase 3 studies – Through April 2008, we completed enrollment of all of the pivotal studies.  The co-primary endpoints for these studies will evaluate the differences between treatments from baseline to the end of the treatment period, in mean percent weight loss and in the percentage of subjects achieving weight loss of 5% or more. Specifically, the phase 3 studies include:

•                  EQUATE (OB-301), a 28-week study for which 700 patients with Body Mass Index (“BMI”) ranging from 30 to 45 have been enrolled.

•                  EQUIP (OB-302), a 56-week study for which 1,250 morbidly obese patients with BMI that equals or exceeds 35 have been enrolled.

•                  CONQUER (OB-303), a 56-week study for which 2,500 patients with a BMI ranging from 27 to 45 and two related co-morbidities including hypertension, dyslipidemia and type 2 diabetes have been enrolled.

Qnexa for Diabetes

•                  Initiated a six-month extension of a phase 2 study in obese patients with type 2 diabetes - In January, we initiated a six-month extension study for patients that completed the OB-202 diabetes study. The OB-202 study is a 28-week, randomized, double-blind, placebo-controlled, efficacy and safety study of Qnexa in the glycemic management of obese Type 2 diabetics. The OB-202 study enrolled 208 patients. The newly initiated study, DM-230, will allow subjects to continue, in a blinded fashion as randomized, in the study for an additional 28 weeks. The primary endpoint of the studies will be improvement of glycemic control as measured by a reduction of glycosylated hemoglobin (HbA1c) levels. The studies  will also measure the effects of Qnexa on associated metabolic and cardiovascular risk factors as well as changes in total body weight, percent of baseline body weight loss, and a change in waist circumference. The OB-202 study will measure endpoints at the end of 28 weeks. The DM-230 study will measure endpoints after an additional 28 weeks (for a total time on treatment of 56 weeks).

Luramist

•                  Special Protocol Assessment, or SPA, completed and agreement reached with the FDA on safety study for Luramist—In the first quarter of 2008, we completed the SPA process and reached agreement with the FDA on the safety requirements for Luramist (testosterone MDTS). The pivotal phase 3 studies will include two six month studies in menopausal women with hypoactive sexual desire disorder.  The safety outcomes study will enroll 5,200 women over 50 years of age with one cardiovascular risk factor.

About the SPA Process

Under the SPA process, a sponsor may seek the FDA’s agreement on the design and analysis of a clinical trial intended to form the primary basis of an efficacy claim. If the FDA agrees in writing, its agreement may not be changed after the trial begins except in limited circumstances, such as the FDA determining that a substantial scientific issue essential to determining the safety or effectiveness of the product was identified after the trial had begun. If the outcome of the trial is successful, the sponsor will ordinarily be able to rely on it as the basis for approval with respect to effectiveness. While we have received the FDA’s agreement on a SPA for Luramist, there can be no assurance that this trial will have a successful outcome or that we will ultimately receive approval for this product. For more information about the Agency’s Special Protocol Assessment process, see http://www.fda.gov/cder/guidance/3764fnl.htm.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products. The current portfolio includes investigational products addressing obesity and sexual health. The investigational pipeline includes: Qnexa™, which is in phase 3, for the treatment of obesity and phase 2 for the treatment of type 2 diabetes; Luramist™ (Testosterone MDTS®), for which a phase 2 study has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); and avanafil, for which a phase 2 study has been completed for the treatment of erectile dysfunction (ED). MUSE® is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at http://www.vivus.com/.

Note to Investors

As previously announced, VIVUS will hold a conference call to discuss the first quarter financial results today, May 8, 2008, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-888-873-4896 and outside the U.S. 1-617-213-8850, and entering passcode 49923002. A 30-day archive of the call can be accessed at http://ir.vivus.com/.

A replay of the conference call will be available beginning at 6:30 p.m. PT on May 8, 2008 for one week. Access numbers for this replay are: 1-888-286-8010 (U.S./Canada) and 1-617-801-6888 (international). The access code for the replay is 35745410.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2007 and periodic reports filed with the Securities and Exchange Commission.

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VIVUS, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2008	2007
	(unaudited)	(unaudited)
Revenue:
US product, net	$1,088	$460
International product	554	1,113
License and other revenue	21,046	116

Total revenue	22,688	1,689

Operating expenses:
Cost of goods sold and manufacturing	2,787	2,571
Research and development	23,371	3,011
Selling, general and administrative	4,252	4,105

Total operating expenses	30,410	9,687

Loss from operations	(7,722)	(7,998)

Interest and other income, net	635	613

Loss before provision for income taxes	(7,087)	(7,385)

Provision for income taxes	(5)	(6)

Net loss	$(7,092)	$(7,391)

Net loss per share:
Basic and diluted	$(0.12)	$(0.13)

Shares used in per share computation:
Basic and diluted	58,882	58,242

VIVUS, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amount)

	March 31	December 31
	2008	2007*
	(unaudited)
Current assets:
Cash and cash equivalents	$53,713	$37,838
Available-for-sale securities	107,792	141,672
Accounts receivable, net	1,412	4,202
Inventories, net	3,107	2,567
Prepaid expenses and other assets	3,832	5,313
Total current assets	169,856	191,592
Property and equipment, net	7,222	7,417
Restricted cash	700	700
Available-for-sale securities, non-current	2,991	—
Total assets	$180,769	$199,709

Current liabilities:
Accounts payable	$13,914	$7,768
Deferred revenue-short term	84,183	84,183
Accrued and other liabilities	11,302	9,411
Total current liabilities	109,399	101,362

Notes payable	5,008	5,062
Deferred revenue-long term	12,072	33,118
Total liabilities	126,479	139,542

Commitments and contingencies

Stockholders’ equity:
Common stock; $.001 par value; shares authorized 200,000; shares outstanding - 58,905 at March 31, 2008; 58,873 at December 31, 2007	59	59
Additional paid-in capital	231,525	230,005
Accumulated other comprehensive loss	(373)	(68)
Accumulated deficit	(176,921)	(169,829)
Total stockholders’ equity	54,290	60,167
Total liabilities and stockholders’ equity	$180,769	$199,709

*The Condensed Consolidated Balance Sheet at December 31, 2007 has been derived from the Company’s audited financial statements at that date.